Exhibit 99(b)

FOR IMMEDIATE RELEASE                                Contact:  James E. Mahoney
                                                               (617) 346-5472

             FLEET ANNOUNCES PLAN FOR STOCK REPURCHASE AND STRATEGIC
                       DISPOSITION OF THREE BUSINESS UNITS

     BOSTON, Massachusetts, January 15, 1997 -- Fleet Financial Group today announced a stock repurchase plan and a strategic disposition plan for three of its business units.

     The company's board of directors today approved the repurchase of up to 20 million shares of common stock and disposition of its Option One Mortgage Company, indirect auto lending, and corporate trust business units.

     "Today's announcements are part of Fleet's continuing efforts to focus on our core businesses," said Fleet's Chairman and CEO Terrence Murray. "Over the past year, we have reviewed each of our business lines in terms of their ability to provide relevant financial solutions for our customers and to make meaningful contributions to shareholder value. In 1996 we sold two business units as part of this strategic review - Fleet Finance and Fleet Real Estate Capital - and today we are announcing the disposition of an additional three business units."

     As part of the continuing refinement of Fleet's business strategy and efficient use of capital resources, Fleet's board of directors authorized the repurchase of up to 20 million shares of common stock over the next twelve months. "The stock repurchase authorization is intended to facilitate improved capital management as Fleet generates additional capital through continuing earnings." Murray said.

     Fleet announced its intention to sell three business units: Option One Mortgage Corporation, Fleet's indirect auto lending portfolio, and Fleet's corporate trust unit.

     * Option One Mortgage Corporation originates and services residential mortgages nationwide. The company originated approximately $1 billion in loans in 1996 and services approximately 20,000 accounts totaling $1.9 billion. The unit has eleven branches and more than 20 satellite offices serving a national network of more than 1,000 mortgage brokers. Option One was established in 1992 as a wholly-owned subsidiary of Plaza Home Mortgage Corporation. Fleet acquired the company in March of 1995 as part of its purchase of Plaza Home Mortgage Corporation.

     * Fleet's indirect auto lending portfolio - a business unit with $1.7 billion in assets which provides new and used car financing, originated by auto dealers in New England, New York, and New Jersey. *

     * Fleet's corporate trust unit - Nationally, Fleet is one of the top ten corporate trust providers and one of the top five trustees for high-yield debt issues. The corporate trust unit generates revenue of $20-25 million per year and is the leading trustee for tax-exempt issues in New England.

     Pending completion of the sales, Fleet will continue to service all customers of these business units and work to assure a successful transition.

     Stock  repurchases  may  be  implemented  through  a  variety  of  methods, including open market share repurchases, block transactions, privately negotiated share repurchases, accelerated share repurchase programs, forward repurchase agreements, or other similar facilities. Such repurchases will be based on management's assessment of Fleet's capital structure and liquidity, the market price of Fleet's common stock compared to management's assessment of the stock's underlying value, as well as regulatory, accounting and other factors that management deems appropriate.

     Boston-based Fleet Financial Group is an $85-billion, diversified financial services company listed on the New York Stock Exchange (NYSE: FLT). In addition to student loan lending and student loan processing, Fleet's lines of business include consumer and commercial banking, investment management, mortgage lending, government banking and asset-based lending.